UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY
TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 000-49760

Petro River Oil Corp.
 (Exact name of registrant as specified in its charter)

55 5th Avenue, Suite 1702
New York, New York 10003
(469) 828-3900
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Stock, $0.00001 par value per share
(Title of each class of securities covered by this Form)

None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule12g-4(a)(1)
[X]
Rule12g-4(a)(2)
[   ]
Rule12h-3(b)(1)(i)
[   ]
Rule12h-3(b)(1)(ii)
[   ]
Rule15d-6
[   ]
Rule15d-22(b)
[   ]

Approximate number of holders of record as of the certification or notice date: 120

Pursuant to the requirements of the Securities Exchange Act of 1934, Petro River Oil Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 28, 2020	By:	/s/ Scot Cohen
Scot Cohen Executive Chairman